                             EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT ("Agreement") is made as of October 15, 2000 (the "Effective Date"), between Penton Media, Inc., a Delaware corporation (the "Company"), and Darrell Denny ("Executive").

         In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment. The Company shall employ Executive, and Executive accepts continued employment with the Company as of the Effective Date, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the "Employment Period").

         2. Position and Duties.

         (a) During the Employment Period, Executive shall serve as an Executive Vice President of the Company and as the President of the Lifestyle Media division of the Company, which will include the New Hope Natural Media division and Healthwell.com Inc. (the "Division"), and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company to expand or limit such duties, responsibilities and authority, either generally or in specific instances.

         (b) Executive shall report to the Chief Executive Officer or the President and Chief Operating Officer of the Company.

         (c) During the Employment Period, Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods, reasonable periods of illness or other incapacity, and, provided such activities do not have more than a de minimis effect on Executive's performance of his duties under this Agreement, participation in charitable and civic endeavors and management of Executive's personal investments and business interests) to the business and affairs of the Company and the Division. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

         (d) Initially, Executive shall perform his duties and responsibilities hereunder principally from the Laguna Beach, California area. In the event the Company and the Executive agree at any time that the Executive should relocate, the Company will reimburse all the normal costs of an executive relocation.

         3. Compensation and Benefits.

         (a) Salary. The Company agrees to pay Executive a salary during the Employment Period, in semi-monthly installments. Executive's initial salary shall be $325,000 per year. The Compensation Committee of the Board (or, if there is no such Committee, the Board) shall review Executive's salary from time to time and may, in its sole discretion, increase it.

         (b) Bonus(es).

         (i) Signing Bonus. Executive shall receive a signing bonus of $100,000 payable, at the Executive's election, in either (A) cash (less applicable withholding taxes) upon the Effective Date, (B) such number of shares of the Company's Common Stock as is determined by dividing $100,000 by the average closing price per share of the Company's Common Stock on the New York Stock Exchange for the five trading days preceding the Effective Date, to be delivered to Executive on the first anniversary of the Effective Date, or (C) any combination thereof, provided that Executive shall make appropriate tax withholding arrangements if he elects payment in shares of the Company's Common Stock pursuant to the foregoing (B) or (C).

         (ii) Annual Bonus. Subject to approval by the Compensation Committee of the Board (or if there is no such Committee, the Board), beginning in the 2001 calendar year, Executive shall be eligible for an annual bonus based on the achievement of specified Division and Company goals. For example, the Division goals may in part be based on the Division's budgeted 2001 contribution profit. "Contribution profit" shall mean an amount equal to the direct revenues of the Division less direct operating expenses before any allocation of corporate overheads as calculated by the Company. The Company goals may in part be based on the Company's budgeted 2001 earnings before interest, taxes, depreciation and amortization ("EBITDA"). The targeted bonus opportunity for 2001 at budget is $175,000. Executive shall have the opportunity to earn additional annual bonus based on exceeding targeted goals established for calendar year 2001. Annual bonus opportunities for subsequent years shall be based on principles similar to the foregoing and shall be comparable to bonus opportunities for similarly situated Executives of the Company. Such annual bonus shall be paid in cash, shares of the Company's Common Stock or a combination of cash and shares of the Company's Common Stock, to be determined in the sole discretion of the Compensation Committee of the Board (or if there is no such Committee, the Board).

         (c) Long Term Incentive. Subsequent to approval by the Compensation Committee of the Board (or, if there is no such Committee, the Board), and subject to and upon the terms, conditions, and restrictions set forth in this agreement and in the Company's 1998 Equity and Performance Incentive Plan (the "Plan"), Executive will be granted, as of the

Effective Date, the rights to receive 15,000 shares of Common Stock (the "Performance Shares") based on the achievement of organic growth of the Division's revenues and EBITDA and set forth in the form of Performance Shares Agreement attached hereto as Exhibit A.

          (d)  Stock Options.

          (i) The Company has adopted a plan (the "1998 Stock Option Plan") pursuant to which options to purchase shares of the Company's Common Stock, and other equity-based incentive compensation awards, may be granted to Executive and other officers of the Company. Under the terms of the 1998 Stock Option Plan, the Compensation Committee of the Board (or, if there is no such Committee, the Board) has the right to amend the 1998 Stock Option Plan.

          (ii) As soon as reasonably practicable after the Effective Date, subject to approval by the Compensation Committee of the Board (or if there is no such Committee, the Board), the Executive shall be granted an option to purchase, at an exercise price equal to the fair market value of the Company's Common Stock at the date of grant, 20,000 shares of the Company's Common Stock.

         (iii) Executive shall be eligible to receive grants of options and other awards under the 1998 Stock Option Plan, at the discretion of the Compensation Committee of the Board (or, if there is no such Committee, the Board).

          (iv) If, at the time of the grant of any option pursuant to this paragraph (d), the issuance of shares upon exercise thereof has not been registered under the Securities Act of 1933, as amended, it shall be a condition to such grant that Executive execute and deliver to the Company a certificate confirming that Executive is an accredited investor (as such term is used in Regulation D under such Act) and including transfer restrictions and other provisions customary in connection with grants under such circumstances.

          (v) Each option to be granted as set forth above shall be substantially in the form of Exhibit B attached to this Agreement, except that it is understood that reference to any then existing registration statement or related plan information document in Exhibit B, or its equivalent, shall be included if and only if the same exists at the time of grant and is relevant to such option.

         (e) The Company agrees to extend the making of a loan or loans to Executive, from time to time for a period of time not to exceed six (6) months following the Effective Date, up to the aggregate amount of $1.0 million for a term of up to five years at a fixed rate of interest on each such loan, and on such other terms and conditions specified in the form of Promissory Note, attached hereto as Exhibit C. The making of such loan or loans is for the purpose of facilitating Executive's purchase of shares of the Company's Common Stock, and Executive acknowledges that the proceeds of the loan or loans may be used only to purchase shares of the Company's Common Stock.

         (f) Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by him during the Employment Period in the course of performing his duties under this Agreement that are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements applicable generally with respect to reporting and documentation of such expenses. Executive acknowledges that under the Company's current air travel reimbursement policy, reimbursement is limited to coach fare (plus Executive's cost of any upgrade certificates used to upgrade to first class) on travel within the United States and is limited to business class fare on travel to and from foreign cities.

         (g) Standard Executive Benefits Package. In addition to the salary, bonus(es), stock options and expense reimbursements payable to Executive pursuant to this paragraph 3, Executive shall be entitled during the Employment Period to participate, on the same basis as other executives of the Company, in the Company's Standard Executive Benefits Package. The Company's "Standard Executive Benefits Package" means those benefits (including insurance, vacation, Company car or car allowance, equity-based benefits, and other benefits) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board.

         (h) Additional Benefits. In addition to participation in the Company's Standard Executive Benefits Package pursuant to this paragraph, Executive shall be entitled to:

          (i) additional term life insurance coverage in an amount equal to Executive's annual salary, but only if and so long as such additional coverage is available at standard rates from the insurer providing term life insurance coverage under the Standard Executive Benefits Package or from a comparable insurer acceptable to the Company; and

          (ii) supplementary long-term disability coverage in an amount that will include maximum covered annual compensation of $330,000 and maximum monthly payments of $18,333, but only if and so long as such supplementary coverage is available at standard rates from the insurer providing long-term disability coverage under the Standard Executive Benefits Package or a comparable insurer acceptable to the Company.

         (iii) pursuant to authorization by the Compensation Committee of the Board (or, if there is no such Committee, the Board), participation in the Penton Media, Inc. Supplemental Executive Retirement Plan (the "SERP"), effective August 7, 1998, as currently in effect, except that (A) the beginning date for accrual of a benefit shall be the date on which Executive's employment with the Company begins and (B) no benefit shall be payable thereunder unless the Employment Period shall end five years or more after the beginning thereof (or, if the Employment Period ends early pursuant to paragraph 5 hereof, within such five years on account of a Termination without Cause, a Termination by Executive for Good Reason or a Termination Following a Change of Control, provided that the date on which (without any extension thereof) the Employment

               Period is then scheduled to end shall be five years or more after the beginning of the Employment Period).

Executive and the Company agree that the coverages described in this paragraph 3(h) shall be provided to Executive and shall become effective only if Executive qualifies for such coverages. Executive and the Company agree that each will use his or its best efforts to obtain such coverages for the benefit of the Executive.

         (i) Indemnification. With respect to Executive's acts or failures to act during the Employment Period in his capacity as a director, officer, employee or agent of the Company, Executive shall be entitled to indemnification from the Company, and to liability insurance coverage (if any), on the same basis as other directors and officers of the Company.

         4. Adjustments. Notwithstanding any other provision of this Agreement, it is expressly understood and agreed that if there is a significant reduction in the level of the business to which Executive's duties under this Agreement relate, or if all or any significant part of such business is disposed of by the Company and/or its subsidiaries or affiliates during the Employment Period but Executive thereafter remains an employee of the Company, the Compensation Committee of the Board (or, if there is no such Committee, the Board) may make adjustments in Executive's duties, responsibility and authority, and in Executive's compensation, as the Compensation Committee of the Board (or, if there is no such Committee, the Board) deems appropriate to reflect such reduction or disposition.

         5. Employment Period.

         (a) Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, the second anniversary of the date on which the Employment Period begins.

         (b) On each anniversary of the date on which the Employment Period begins which precedes Executive's sixty-fifth birthday by more than one year, unless the Employment Period shall have ended early pursuant to (c) below or either party shall have given the other party written notice that the extension provision in this sentence shall no longer apply, the Employment Period shall be extended for an additional year (unless Executive's sixty-fifth birthday occurs during such additional year, in which event the Employment Period shall be extended only until such birthday). In no event shall the Employment Period be extended beyond Executive's sixty-fifth birthday except by mutual written agreement of the Company and Executive.

         (c) Notwithstanding (a) and (b) above, the Employment Period shall end early upon the first to occur of any of the following events:

          (i)   Executive's death;

          (ii) Executive's retirement upon or after reaching age 65 ("Retirement");

          (iii) the Company's termination of Executive's employment on account of Executive's having become unable (as determined by the Board in good faith) to regularly perform his duties hereunder by reason of illness or incapacity for a period of more than six (6) consecutive months ("Termination for Disability");

          (iv) the Company's termination of Executive's employment for Cause ("Termination for Cause");

          (v) the Company's termination of Executive's employment other than a Termination for Disability or a Termination for Cause ("Termination without Cause");

          (vi) Executive's termination of Executive's employment for Good Reason, by means of advance written notice to the Company at least thirty (30) days prior to the effective date of such termination identifying such termination as a Termination by Executive for Good Reason and identifying the Good Reason ("Termination by Executive for Good Reason") (it being expressly understood that Executive's giving notice that the extension provision in the first sentence of paragraph 5(b) hereof shall no longer apply shall not constitute a Termination by Executive for Good Reason);

         (vii) Executive's termination of Executive's employment for any reason other than Good Reason, by means of advance written notice to the Company at least sixty (60) days prior to the effective date of such termination identifying such termination as a Termination by Executive with Advance Notice ("Termination by Executive with Advance Notice") (it being expressly understood that Executive's giving notice that the extension provision in the first sentence of paragraph 5(b) hereof shall no longer apply shall not constitute a Termination by Executive with Advance Notice); or

         (viii) the termination of Executive's employment (A) on account of a Termination without Cause before the second anniversary of a Change of Control, (B) on account of a Termination by Executive for Good Reason before the second anniversary of a Change of Control or (C) in connection with but prior to a Change of Control and following the commencement of any discussion with any third party that (i) requests or suggests that Executive's employment be terminated, and (ii) ultimately engages in a Change of Control (collectively, "Termination Following a Change of Control").

          (d)  For purposes of this Agreement, "Cause" shall mean:

          (i) the commission by Executive of a felony or a crime involving moral turpitude;

          (ii) the commission by Executive of a fraud;

       (iii) the commission by Executive of any act involving dishonesty or disloyalty with respect to the Company or any of its subsidiaries or affiliates that harms or damages any of them to any extent;

       (iv) conduct by Executive that brings the Company or any of its subsidiaries or affiliates into substantial public disgrace or disrepute;

       (v) gross negligence or willful misconduct by Executive with respect to the Company or any of its subsidiaries or affiliates;

       (vi) repudiation of this Agreement by Executive or Executive's abandonment of his employment with the Company (it being expressly understood that a Termination by Executive for Good Reason or a Termination by Executive with Advance Notice shall not constitute such a repudiation or abandonment);

       (vii) breach by Executive of any of the agreements in paragraph 8 hereof prior to the end of the Employment Period; or

       (viii) any other breach by Executive of this Agreement which is material and which is not cured within thirty (30) days after written notice thereof to Executive from the Company.

       (e)    For purposes of this Agreement, "Good Reason" shall mean:


       (i) a reduction by the Company in Executive's salary to an amount less than "Executive's Reference Salary" (i.e., Executive's initial salary or, in the event the Employment Period has been extended pursuant to paragraph 5(b) hereof, Executive's salary on the date on which the most recent such extension occurred) or any downward adjustment in Executive's Target Bonus; or

       (ii) the Company's giving notice that the extension provision in the first sentence of paragraph 5(b) hereof shall no longer apply; or

       (iii) any breach by the Company of this Agreement which is material and which is not cured within thirty (30) days after written notice thereof to the Company from Executive.

         (f) For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following events during the Employment Period:

              (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either: (A) the then-outstanding shares of the Company's Common Stock or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors ("Voting Stock"); provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, a subsidiary of the Company,
       (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) of this paragraph 5(f); or

              (ii) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

              (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock of the Company, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company, a subsidiary of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and
       (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

              (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         6. Post-Employment Period Payments.

         (a) If the Employment Period ends on the date on which (without any extension thereof) it is then scheduled to end pursuant to paragraph 5 hereof, or if the Employment Period ends early pursuant to paragraph 5 hereof for any reason, Executive shall cease to have any rights to salary, bonus (if any), options, expense reimbursements or other benefits other than: (i) any salary which has accrued but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and any unexpired vacation days which have accrued under the Company's vacation policy but are unused, as of the end of the Employment Period, (ii) any option rights or plan benefits which by their terms extend beyond termination of Executive's employment (but only to the extent provided in any option theretofore granted to Executive or any benefit plan in which Executive has participated as an employee of the Company), (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA") and
(iv) any other amount(s) payable pursuant to the succeeding provisions of this paragraph 6.

         (b) If the Employment Period ends pursuant to paragraph 5 hereof on Executive's sixty-fifth birthday, or if the Employment Period ends early pursuant to paragraph 5 hereof on account of Executive's death, Retirement (provided such Retirement is not a Termination Following a Change of Control) or Termination for Disability, the Company shall make no further payments to Executive except as contemplated in (a)(i), (ii) and (iii) above.

         (c) If the Employment Period ends early pursuant to paragraph 5 hereof on account of Termination for Cause, the Company shall pay Executive an amount equal to that amount Executive would have received as salary (based on Executive's salary then in effect) had the Employment Period remained in effect until the later of the effective date of the Company's termination of Executive's employment or the date thirty days after the Company's notice to Executive of such termination. The Company shall make no further payments to Executive except as contemplated in (a)(i), (ii) and (iii) above.

         (d) If the Employment Period ends early pursuant to paragraph 5 hereof on account of a Termination without Cause or a Termination by Executive for Good Reason, and such termination does not constitute a Termination Following a Change of Control, the Company shall pay to Executive amounts equal to the amounts Executive would have received as salary (based on Executive's salary then in effect or, if greater, Executive's Reference Salary) had the Employment Period remained in effect for a period of twenty-four (24) months after the last day of the month in which the Employment Period ends (in the event Executive is entitled during the payment period to any payments under any disability benefit plan or the like in which Executive has participated as an employee of the Company, less such payments), payable at the times such amounts would have been paid; provided, however, that if Executive so chooses, in his sole discretion, such payment under this subparagraph (d) shall be made in a lump sum. In addition, the Company shall reimburse Executive (net after taxes on the receipt of such reimbursement) for any premiums paid by Executive for health insurance provided to Executive (for Executive and his dependents) by the Company subsequent to the end of the Employment Period pursuant to the requirements of COBRA as in effect on the Effective Date. The Company shall make no further payments to Executive except as contemplated in (a)(i), (ii) and (iii) above. It is expressly understood that the Company's payment obligations under this subparagraph (d) shall cease in the event Executive breaches any of his agreements in paragraph 7 or 8 hereof.

         (e) If the Employment Period ends early pursuant to paragraph 5 hereof on account of a Termination by Executive with Advance Notice, and such termination does not constitute a Termination Following a Change of Control, the Company shall make no further payments to Executive except as contemplated in
(a)(i), (ii) and (iii) above.

          (f)(i) If the Employment Period ends early pursuant to paragraph 5 hereof on account of a Termination Following a Change of Control, Executive shall be entitled to receive an amount equal to two times the sum of (A) Executive's base salary at the time of such termination (or, if higher, Executive's Reference Salary) and (B) Executive's Target Bonus for the year in which such termination occurs (or, if higher, Executive's Target Bonus for the preceding year or the year in which the Change of Control occurs), payable at the times such amounts would have been paid; provided, however, that if Executive so chooses, in his sole discretion, such payment under this subparagraph (f)(i) shall be made in a lump sum. In addition, the Company shall reimburse Executive (net after taxes on the receipt of such reimbursement) for any premiums paid by Executive for health insurance provided to Executive (for Executive and his dependents) by the Company subsequent to the end of the Employment Period pursuant to the requirements of COBRA as in effect on the Effective Date.

          (ii) Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any bonus, stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing would be an "Excess Parachute Payment," within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Executive or the Company, by the

                    Company's independent accountants. The fact that the Executive's right to payments or benefits may be reduced by reason of the limitations contained in this paragraph 6(f) shall not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement is required to be reduced pursuant to this paragraph 6(f), the Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this paragraph 6(f). The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days of the Date of Termination, the Company may effect such reduction in any manner it deems appropriate.

         (g) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

         (h) Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

         7. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by the Company pursuant to this Agreement, as well as those obtained by him while employed by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the Effective Date, concerning the business or affairs of the Company or any of its subsidiaries or affiliates or any predecessor thereof (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act, "Confidential Information") are the property of the Company or such subsidiary or affiliate. Therefore, Executive agrees that during the Employment Period and for two years thereafter he shall not disclose any Confidential Information without the prior written consent of the Chief Executive Officer of the Company unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive's performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders), and that he shall not use any Confidential Information for his own account without the prior written consent of the Chief Executive Officer of the Company. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, or to the work product or the business of the Company or any of its subsidiaries or affiliates which he may then possess or have under his control.

         8. Non-Compete, Non-Solicitation.

         (a) Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement he will become familiar with trade secrets and customer lists of and other confidential information concerning the Company, its subsidiaries, and affiliates and predecessors thereof and that his services will be of special, unique and extraordinary value to the Company.

         (b) Executive agrees that during the Employment Period and for a period of two years after termination of his employment with the Company, he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, engage in or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, any business then actively being conducted by the Company or any of its subsidiaries or affiliates.

         (c) Executive further agrees that during the Employment Period and for a period of two years after termination of his employment with the Company, he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or of any of its subsidiaries or affiliates to quit or abandon his employ.

         (d) Nothing in this paragraph 8 shall prohibit Executive from being:
(i) a shareholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as Executive has no active participation in the business of such corporation or other entity.

         (e) If, at the time of enforcement of this paragraph, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

         9. Enforcement. Because Executive's services are unique and because Executive has access to Confidential Information and work product, the parties hereto agree that the Company would be damaged irreparably in the event any of the provisions of paragraph 8 hereof were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

         10. Executive Representations. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii)

Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and
(iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

         11. Survival. Subject to any limits on applicability contained therein, paragraphs 7 and 8 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

         12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

            Notices to Executive:
            --------------------

            Darrell Denny
            24632 Devonport Circle
            Laguna Hills, CA 92653

            Notices to the Company:
            ----------------------

            Mr. Thomas L. Kemp
            Chief Executive Officer
            Penton Media, Inc.
            1100 Superior Avenue
            Cleveland, OH 44114

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

         13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         14. Payment of Certain Costs and Expenses.

         (a) Prevailing Party's Litigation Expenses. In the event of litigation between the Company and Executive related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including without limitation attorneys' fees) reasonably incurred by the prevailing party in connection therewith.

         (b) Change of Control of the Company. Without limiting the generality of (a) above, in the event that there is a Change of Control of the Company, if it should appear to

Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive the benefits provided or intended to be provided to Executive hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship will exist between Executive and such counsel. Without respect to whether Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by Executive in connection with any of the foregoing.

         (c) Source of Payments. Except as otherwise specified herein, in the event a Change of Control occurs, any payments to Executive pursuant to this Agreement and the performance of the Company's obligations hereunder shall be secured by amounts deposited or to be deposited in a trust established by the Company for the benefit of Executive (and, at the Company's option, for the benefit of other executives of the Company who are entitled to payments similar to those provided in this Agreement) (the "Trust"). The Company shall transfer to such Trust assets from which all or a portion of the payments provided under this Agreement are to be paid, provided that such assets of the Trust shall at all times be subject to the claims of general unsecured creditors of the Company and that neither Executive nor any other person entitled to payments through the Trust shall at any time have a prior claim to such assets. Any payments to Executive under this Agreement that are not paid through the Trust shall be paid from the Company's general assets, and Executive shall have the status of a general unsecured creditor with respect to the Company's obligations to make payments under this Agreement.

         15. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         16. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

         17. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any of his or its rights or delegate any of his or its obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company's assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

         18. Choice of Law. This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Ohio.

         19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.





            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below.

                                          PENTON MEDIA, INC.


Date: ___________, 2000                   By
                                            ------------------------------
                                               Thomas L. Kemp
                                               Chief Executive Officer


Date: ___________, 2000
                                                --------------------------
                                                Darrell Denny

                               PENTON MEDIA, INC.
                          PERFORMANCE SHARES AGREEMENT


         This AGREEMENT (this "Agreement") is made as of October 15, 2000 (the "Date of Grant"), by and between Penton Media, Inc. a Delaware corporation (the "Company"), and Darrell Denny ("Grantee").

         1. GRANT OF PERFORMANCE SHARE RIGHTS. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company's 1998 Equity and Performance Incentive Plan (the "Plan"), the Company hereby grants to Grantee as of the Date of Grant the right to receive up to 15,000 Performance Shares (the "Target Performance Shares"). Subject to the attainment of the performance goals set forth in Section 2 hereof, this grant enables Grantee to earn up to 150% of the Target Performance Shares for issuance to Grantee pursuant to Section 4 hereof.

         2. EARNING OF AWARD. (a) Grantee's right to receive Performance Shares with respect to 7,500 of the Target Performance Shares shall be determined on the basis of the growth of the revenues of the Lifestyle Media division of the Company, which will include the New Hope Natural Media division and Healthwell.com Inc. (the "Division"), over the three year period from January 1, 2001 through December 31, 2003, as compared to the revenues of the Division for calendar year 2000, as follows:

          If the audited financial statements of the Division for calendar years 2001 through 2003 reflect an increase, expressed as a percentage, in the average revenues of the Division for calendar years 2001, 2002 and 2003 over the revenues of the Division for calendar year 2000 equal to a percentage set forth on Annex A (the "Revenue Target"), then Grantee shall earn the corresponding number of Performance Shares set forth opposite such percentage on Annex A.

         (b) Grantee's right to receive Performance Shares with respect to 7,500 of the Target Performance Shares shall be determined on the basis of the growth of the earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Division over the three year period from January 1, 2001 through December 31, 2003, as compared to the EBITDA of the Division for calendar year 2000 as follows:

          If the audited financial statements of the Division for calendar years 2001 through 2003 reflect an increase, expressed as a percentage, in the average EBITDA of the Division for calendar years 2001, 2002 and 2003 over the EBITDA of the Division for calendar year 2000 equal to a percentage set forth on Annex B (the "EBITDA Target"), then Grantee shall earn the corresponding number of Performance Shares set forth opposite such percentage on Annex B.

         (c) In the case of any acquisition of a business by the Division during calendar years 2001 through 2003, the Revenue Target and the EBITDA Target shall be increased by the revenue and EBITDA of the acquired business for the twelve full calendar months preceding the consummation of the acquisition. In the case of an acquisition during 2003, the revenue and EBITDA of the acquired business for the portion of 2003 that preceded the consummation of the acquisition shall be treated as revenue and EBITDA of the Division.

         (d) In the case of any disposition of a business by the Division during calendar years 2001 through 2003, the Revenue Target and the EBITDA Target shall be decreased by the revenue and EBITDA of the disposed of business for the twelve full calendar months preceding the consummation of the disposition. In the case of a disposition during 2003, the revenue and EBITDA of the disposed of business for the portion of 2003 that preceded the consummation of the disposition shall not be considered as revenue and EBITDA of the Division.

         3. FORFEITURE OF AWARD. (a) Except as and to the extent provided in
Section 3(b) hereof, Grantee's right to receive the Performance Shares shall be forfeited automatically and without further notice on the date that Grantee ceases to be an employee of the Company or a Subsidiary prior to December 31, 2003.

            (b) Notwithstanding Section 3(a) hereof, Grantee shall be deemed to have earned and shall not forfeit all or a portion of the Performance Shares upon his termination of employment with the Company and its subsidiaries prior to December 31, 2003 in certain circumstances as follows:

                  (i) If Grantee dies or is disabled before December 31, 2003, Grantee shall be deemed to have earned as of the date of such death or disability the number of Performance Shares that would have been earned as of such date had the performance criteria set forth in Section 2 been applied for the period ending on such date, multiplied by a fraction, the numerator of which is the number of whole or partial months from January 1, 2001 through such date and the denomination of which is 36. For any period for which audited financial statements are not available for purposes of this Section 3(b)(i), the Company's interim unaudited financial statements shall be used.

                  (ii) Grantee shall be deemed to have earned all of the Target Performance Shares if he is employed by the Company or a Subsidiary upon a Change of Control prior to December 31, 2003.

         4. ISSUANCE OF PERFORMANCE SHARES. The Performance Shares shall be issuable to Grantee as soon as practicable after they are earned in accordance with Section 2 hereof.

         5. TRANSFERABILITY. Grantee's right to receive the Performance Shares shall not be transferable nor assignable by Grantee other than by will or by the laws of descent and distribution.

         6. NO EMPLOYMENT CONTRACT. Nothing contained in this Agreement shall confer upon Grantee any right with respect to continuance of employment by the Company or any

Subsidiary, nor limit or affect in any manner the right of the Company or any Subsidiary to terminate the employment or adjust the compensation of Grantee.

         7. TAXES AND WITHHOLDING. To the extent that the Company shall be required to withhold any federal, state, local or foreign taxes in connection with the issuance of the Performance Shares, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the issuance of the Performance Shares that Grantee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof.

         8. COMPLIANCE WITH LAW. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Performance Shares shall not be issued if the issuance thereof would result in a violation of any such law.

         9. ADJUSTMENTS. The Board may make or provide for such adjustments in the number of Performance Shares covered by this Agreement and in the kind of shares covered thereby as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of Grantee's rights that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Board, in its discretion, may provide in substitution for the Performance Shares such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the Performance Shares.

         10. AVAILABILITY OF COMMON STOCK. The Company shall at all times until the earning or forfeiture of the Performance Shares reserve and keep available, either in its treasury or out of its authorized but unissued shares of Common Stock, the full number of Performance Shares deliverable upon the earning of the Performance Shares awarded under this Agreement.

         11. AMENDMENTS. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee under this Agreement without Grantee's consent.

         12. SEVERABILITY. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

         13. RELATION TO PLAN. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of Performance Shares.

         14. SUCCESSORS AND ASSIGNS. Without limiting Section 6 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

         15. GOVERNING LAW. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

         16. NOTICES. Any notice to the Company provided for herein shall be in writing to the Company and any notice to Grantee shall be addressed to Grantee at his or her address on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class certified or registered mail, postage and fees prepaid, return receipt requested, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

                                          PENTON MEDIA, INC.



Date:  ___________________                By:  _______________________
                                                Thomas L. Kemp
                                                Chief Executive Officer


         The undersigned Grantee hereby acknowledges receipt of an executed original of this Performance Shares Agreement.


Date:  ___________________                     _______________________
                                                Darrell Denny

                                                                         ANNEX A

            AVERAGE REVENUE
        GROWTH RATE PERCENTAGE                PERFORMANCE SHARES EARNED

Equal to or Greater
       Than::          But Less Than:
         0%                  5%              0 Performance Shares Earned
         5%                  6%            1,250 Performance Shares Earned
         6%                  7%            2,500 Performance Shares Earned
         7%                  8%            3,750 Performance Shares Earned
         8%                  9%            5,000 Performance Shares Earned
         9%                 10%            6,250 Performance Shares Earned
        10%                 11%            7,500 Performance Shares Earned
        11%                 12%            8,250 Performance Shares Earned
        12%                 13%            9,000 Performance Shares Earned
        13%                 14%            9,750 Performance Shares Earned
        14%                 15%            10,500 Performance Shares Earned
    15% or more                            11,250 Performance Shares Earned

                                                                         ANNEX B


            AVERAGE REVENUE
        GROWTH RATE PERCENTAGE                PERFORMANCE SHARES EARNED

Equal to or Greater
       Than::          But Less Than:
         0%                  6%              0 Performance Shares Earned
         6%                  7%             750 Performance Shares Earned
         7%                  8%            1,500 Performance Shares Earned
         8%                  9%            2,250 Performance Shares Earned
         9%                 10%            3,000 Performance Shares Earned
        10%                 11%            3,750 Performance Shares Earned
        11%                 12%            4,500 Performance Shares Earned
        12%                 13%            5,250 Performance Shares Earned
        13%                 14%            6,000 Performance Shares Earned
        14%                 15%            6,750 Performance Shares Earned
        15%                 16%            7,500 Performance Shares Earned
        16%                 17%            8,250 Performance Shares Earned
        17%                 18%            9,000 Performance Shares Earned
        18%                 19%            9,750 Performance Shares Earned
        19%                 20%            10,500 Performance Shares Earned
    20% or more                            11,250 Performance Shares Earned

                               PENTON MEDIA, INC.
                       NONQUALIFIED STOCK OPTION AGREEMENT


     This AGREEMENT (this "Agreement") is made as of October 15, 2000 (the "Date of Grant"), by and between Penton Media, Inc. a Delaware corporation (the "Company"), and Darrell Denny (the "Optionee").

1. GRANT OF STOCK OPTION. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company's 1998 Equity and Performance Incentive Plan (the "Plan"), the Company hereby grants to the Optionee as of the Date of Grant a stock option (the "Option") to purchase 20,000 shares of Common Stock (the "Optioned Shares"). The Option may be exercised from time to time in accordance with the terms of this Agreement. The price at which the Optioned Shares may be purchased pursuant to the Option shall be $28.3750 per share subject to adjustment as hereinafter provided (the "Option Price"). The Option is intended to be a nonqualified stock option and shall not be treated as an "incentive stock option" within the meaning of that term under Section 422 of the Code, or any successor provision thereto.

2. TERM OF OPTION. The term of the Option shall commence on the Date of Grant and, unless earlier terminated in accordance with Section 6 hereof, shall expire ten (10) years from the Date of Grant.

3. RIGHT TO EXERCISE. Subject to Section 6 hereof, the Option will be exercisable in whole at any time and in part from time to time after the third anniversary of the Date of Grant but prior to the tenth anniversary of the Date of Grant; provided, however that:

          a. in the event that the employment with the Company and its Subsidiaries terminates prior to the third anniversary of the Date of Grant on account of (i) the Optionee's retirement at or after age 65, (ii) the death of the Optionee if such death occurs while the Optionee is employed by the Company or any Subsidiary or (iii) the Optionee's permanent and total disability if the Optionee becomes permanently and totally disabled while an employee of the Company or any Subsidiary, the Option will thereupon become exercisable immediately with respect to all of the Optioned Shares; and

          b. in the event that employment with the Company and its Subsidiaries terminates prior to the third anniversary of the Date of Grant other than on account of retirement at or after age 65, death or permanent and total disability, the Option will thereupon become exercisable immediately (i) as to 33 1/3% of the Optioned Shares if such termination occurs on or after the first anniversary of the Date of Grant but prior to the second anniversary of the Date of Grant, and (ii) as to 66 2/3% of the Optioned Shares if such termination occurs on or after the second anniversary of the Date of Grant but prior to the third anniversary of the Date of Grant.

          Notwithstanding the foregoing, in no event shall the Optionee be entitled to acquire a fraction of one Optioned Share pursuant to the Option. The Optionee shall be entitled to the privileges of ownership with respect to Optioned Shares purchased and delivered to the Optionee upon the exercise of all or part of the Option.

4. OPTION NONTRANSFERABLE. The Option granted hereby shall be neither transferable nor assignable by the Optionee other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee, or in the event of his or her legal incapacity, by his or her guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.

5. NOTICE OF EXERCISE; PAYMENT. To the extent then exercisable, the Option may be exercised by written notice to the Company stating the number of Optioned Shares for which the Option is being exercised and the intended manner of payment. Payment equal to the aggregate Option Price of the Optioned Shares for which the Option is being exercised shall be tendered in full with the notice of exercise to the Company in cash in the form of currency or check or other cash equivalent acceptable to the Company. The Optionee may also tender the Option Price by (a) the actual or constructive transfer to the Company of nonforfeitable, nonrestricted shares of Common Stock that have been owned by the Optionee for (i) more than one year prior to the date of exercise and for more than two years from the date on which the option was granted, if they were originally acquired by the Optionee pursuant to the exercise of an incentive stock option, within the meaning of Section 422 of the Code or (ii) more than six months prior to the date of exercise, if they were originally acquired by the Optionee other than pursuant to the exercise of an incentive stock option, or (b) by any combination of the foregoing methods of payment, including a partial tender in cash and a partial tender in nonforfeitable, nonrestricted shares of Common Stock. Nonforfeitable, nonrestricted shares of Common Stock that are transferred by the Optionee in payment of all or any part of the Option Price shall be valued on the basis of their Market Value per Share. The requirement of payment in cash shall be deemed satisfied if the Optionee makes arrangements that are satisfactory to the Company with a broker that is a member of the National Association of Securities Dealers, Inc. to sell on the exercise date a sufficient number of Optioned Shares that are being purchased pursuant to the exercise, so that the net proceeds of the sale transaction will at least equal the amount of the aggregate Option Price plus payment of any applicable withholding taxes, and pursuant to which the broker undertakes to deliver to the Company the amount of the aggregate Option Price plus payment of any applicable withholding taxes on a date satisfactory to the Company, but not later than the date on which the sale transaction will settle in the ordinary course of business. As a further condition precedent to the exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of, or supervision over, the issuance of shares of Common Stock and in connection therewith shall execute any documents that the Board shall in its sole discretion deem necessary or advisable. The date of the Optionee's written notice shall be the exercise date.

6. TERMINATION OF AGREEMENT. This Agreement and the Option granted hereby shall terminate automatically and without further notice on the earliest of the following dates:

          (a) One (1) year after the Optionee's retirement at or after age 65;

          (b) One (1) year after the Optionee's death if such death occurs while the Optionee is employed by the Company or any Subsidiary;

          (c) One (1) year after the Optionee's permanent and total disability, if the Optionee becomes permanently and totally disabled while an employee of the Company or any Subsidiary;

          (d) Except as provided on a case-by-case basis, thirty (30) calendar days after the Optionee ceases to be an employee of the Company and the Subsidiaries for any reason other than as described in Section 6(a), 6(b) or 6(c) hereof; or

          (e) Ten (10) years from the Date of Grant.

     In the event that the Optionee's employment is terminated for cause, this Agreement shall terminate at the time of such termination notwithstanding any other provision of this Agreement and the Optionee's option will cease to be exercisable to the extent exercisable as of such termination and will not become exercisable after such termination. For purposes of this provision, "cause" shall mean the Optionee shall have committed prior to termination of employment any of the following acts:

          (i) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with the Optionee's duties or in the course of the Optionee's employment;

          (ii) intentional wrongful damage to material assets of the Company or any Subsidiary;

         (iii) intentional wrongful disclosure of material confidential information of the Company or any Subsidiary;

          (iv) intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty to the Company or any Subsidiary; or

          (v) intentional breach of any stated material employment policy of the Company or any Subsidiary.

     This Agreement shall not be exercisable for any number of Optioned Shares in excess of the number of Optioned Shares for which this Agreement is then exercisable, pursuant to Sections 3 and 7 hereof, on the date of termination of employment. For the purposes of this Agreement, the continuous employment of the Optionee with the Company shall not be deemed to have been interrupted, and the Optionee shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of his or her employment among the Company and the Subsidiaries or a leave of absence approved by the Board.

7. ACCELERATION OF OPTION. The Option granted hereby shall become immediately exercisable in full in the event of (i) a Change of Control, (ii) the Optionee's retirement at or after age 65, (iii) the death of the Optionee if such death occurs while the Optionee is employed by the Company or any Subsidiary or (iv) the Optionee's permanent and total disability if the Optionee becomes permanently and totally disabled while an employee of the Company or any Subsidiary.

8. NO EMPLOYMENT CONTRACT. Nothing contained in this Agreement shall confer upon the Optionee any right with respect to continuance of employment by the Company or any Subsidiary, nor limit or affect in any manner the right of the Company or any Subsidiary to terminate the employment or adjust the compensation of the Optionee.

9. TAXES AND WITHHOLDING. To the extent that the Company shall be required to withhold any federal, state, local or foreign taxes in connection with the exercise of the Option, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the exercise of the Option that the Optionee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof. The Optionee may elect to satisfy all or any part of any such withholding obligation by (a) surrendering to the Company a portion of the Optioned Shares that are issued or transferred to the Optionee upon the exercise of the Option, and the Optioned Shares so surrendered by the Optionee shall be credited against any such withholding obligation at the Market Value per Share of such shares on the date of such surrender or (b) utilizing the broker assistance arrangement provided in Section 5.

10. COMPLIANCE WITH LAW. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

11. ADJUSTMENTS. The Board may make or provide for such adjustments in the number of Optioned Shares covered by the Option, in the Option Price applicable to the Option, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the Optionee's rights that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company,
     (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Board, in its discretion, may provide in substitution for the Option such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the Option.

12. AVAILABILITY OF COMMON STOCK. The Company shall at all times until the expiration of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Common Stock, the full number of Optioned Shares deliverable upon the exercise of the Option.

13. AMENDMENTS. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Optionee under this Agreement without the Optionee's consent.

14. SEVERABILITY. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15. RELATION TO PLAN. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the Option or its exercise.

16. SUCCESSORS AND ASSIGNS. Without limiting Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Optionee, and the successors and assigns of the Company.

17. GOVERNING LAW. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

18. NOTICES. Any notice to the Company provided for herein shall be in writing to the Company and any notice to the Optionee shall be addressed to the Optionee at his or her address on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class certified or registered mail, postage and fees prepaid, return receipt requested, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).




     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has also executed this Agreement in duplicate, as of the day and year first above written.


                                    PENTON MEDIA, INC.



                                    By:
                                          ------------------------------
                                          Thomas L. Kemp
                                          Chief Executive Officer


The undersigned Optionee hereby acknowledges receipt of an executed original of this Stock Option Agreement.


                                    Optionee:
                                               -------------------------
                                             Darrell Denny

                               PENTON MEDIA, INC.

                                 Promissory Note


                                                     Dated:  November 2, 2000

     For value received, Darrell Denny, an individual whose residence is located at 24632 Devonport Circle; Laguna Hills, California 92653 (the "Maker"), hereby promises to pay to Penton Media, Inc. (the "Holder"), or any successor by merger, acquisition or otherwise, on or before the fifth anniversary of the first Drawdown Date (as defined below) (the "Maturity Date"), the aggregate principal amount of all loans made by the Holder to the Maker hereunder, together with interest thereon as hereinafter provided.

     Upon the terms and subject to the conditions hereof, the Holder agrees to make advances (each advance, a "Loan") from time to time to the Maker for a period of time not to exceed six (6) months following the date hereof, in an aggregate principal amount not to exceed $1,000,000. In order to request a Loan, Maker shall hand deliver or telecopy a request for an advance to the Holder, which request shall specify (i) the date the Loan is to be made to the Maker (the "Drawdown Date") and (ii) the amount of the Loan to be made, together with any other documentation reasonably requested by the Holder to demonstrate that the proceeds of the Loan will be used for the purposes described below. Each Loan shall bear interest, compounded semiannually, at a rate equal to the applicable interest rate (as defined in the Internal Revenue Code of 1986, as amended (the "Code") for purposes of Section 7872 of the Code) as published by the Internal Revenue Service and applicable to each Loan as of its respective Drawdown Date.

     The Holder will endorse on the grid attached to this Note the amount of each Loan made, the Drawdown Date thereof and the interest rate applicable thereto, as well as the amount of any funds received by the Holder from the Maker on account of principal or interest on any Loan. Payments of principal shall be applied by the Holder to the Loans in chronological order of Drawdown Date. The entries made on the grid shall be prima facie evidence of the existence and amount of the obligations therein recorded; provided, however, that the failure of the Holder to maintain such grid or provide entries thereto, or any errors therein, shall not affect in any manner the obligation of the Maker to repay the Loans.

     Principal and interest shall be payable in lawful money of the United States of America, in immediately available funds, or by the transfer to the Holder of shares of common stock, par value $.01, of the Holder ("Common Stock") owned by the Maker or shares of common stock of any holder of this note as successor to the Holder by merger, acquisition or otherwise, or by a combination of the foregoing, at the principal office of the Holder or at such other place as the Holder may designate from time to time in writing to the Maker. Common Stock used to pay principal or interest shall have a value per share equal to the closing price for a share of Common Stock on the New York Stock Exchange on the date of payment.

     The proceeds of this Note may be used only to purchase Common Stock. Principal or interest due on this Note may be prepaid at any time or from time to time, in whole or in part, without any premium or penalty. Any such prepayment shall be applied first against unpaid interest and then against principal. The unpaid principal amount of this Note, together with any accrued and unpaid interest thereon, shall be and become immediately due and payable prior to the Maturity Date without notice or demand, at the option of the Holder, upon the occurrence of any of the following events:

         (a) one hundred and twenty (120) days pass, following the termination of the Maker's employment with Penton Media, Inc. or any of its subsidiaries, with or without cause, for any reason or for no reason, other than by reason of the total and permanent disability of the Maker;

         (b) the failure of the Maker to pay his debts as they become due, the insolvency of the Maker, the filing by or against the Maker of any petition under the United States Bankruptcy Code (or the filing of any similar petition under the insolvency law of any jurisdiction), or the making by the Maker of an assignment or trust mortgage for the benefit of creditors or the appointment of a receiver, custodian or similar agent with respect to, or the taking by any such person of possession of, any property of the Maker;

         (c) the issuance of any writ of attachment, by trustee process or otherwise, or any restraining order or injunction not removed, repealed or dismissed within thirty (30) days of issuance, against or affecting the person or property of the Maker or any liability or obligation of the Maker to the Holder; or

         (d) any breach by the Maker of any of the Maker's duties or obligations under the terms of this Note which fails to be remedied by the Maker within one hundred twenty (120) days of notification of such breach.

     Nothing in this Note restricts the Maker from selling or otherwise disposing of any of his assets, including any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System), and this
Note is not directly or indirectly secured by any "margin stock". By its acceptance of this Note, the Holder agrees that it has extended the credit evidenced hereby in good faith without any reliance upon any "margin stock" as collateral for the extension or maintenance of the credit evidenced hereby.

     In case any payment herein provided for shall not be paid when due, the Maker further promises to pay all costs of collection, including all reasonable attorneys' fees, to the extent permitted by law.

     No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker hereby waives presentment, demand, notice of prepayment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. The undersigned hereby assents to any indulgence and any extension of time for payment of any indebtedness evidenced hereby granted or permitted by the Holder.


     This Note shall be governed by and construed in accordance with, the internal substantive laws of the State of Ohio.


                                          PENTON MEDIA, INC.


                                          -----------------------------
                                          By:
                                          Its:



                                          -----------------------------
                                          Darrell Denny


-----------------------
               Witness

                                                                      SCHEDULE I




                           LOAN AND REPAYMENT SCHEDULE


                                       AMOUNT OF     UNPAID
                          INTEREST    PRINCIPAL     PRINCIPAL
DATE     AMOUNT OF LOAN     RATE      REPAYMENT      BALANCE    NOTATION MADE BY


